Exhibit 99.1

TheStreet, Inc. Appoints Larry Kramer, Marketwatch Founder, To Its Board of Directors

Digital and financial media veteran brings decades of experience in building, transforming and acquiring digital properties

NEW YORK, October 5, 2015 /PRNewswire/ -- TheStreet, Inc. (NASDAQ: TST), a leading digital financial media company, announced today that Lawrence (Larry) S. Kramer has been appointed to the Company's Board of Directors.

“It’s a great honor to have Larry Kramer join TheStreet’s board,” said James (Jim) J. Cramer, Founder of TheStreet, “Anyone who has followed Larry’s career knows that he’s the pioneer of successful business journalism on the web as well as perhaps one of the great editors of our era. We are delighted to welcome him aboard.”

Mr. Kramer brings to the board decades of leadership experience as a founder, executive and board member of public and private media companies. Mr. Kramer has been a leader in digital financial media since the start of the industry, having founded and led CBS MarketWatch. Most recently, Mr. Kramer was the President and Publisher of USA Today where he transformed an iconic newspaper from a print publication to a digital news platform.  Mr. Kramer continues as a board member of the Gannett Company.

"I am thrilled that Larry Kramer has agreed to join the Board," said TheStreet Inc. Chairman and CEO Elisabeth Ms. DeMarse.  "Larry possesses a unique combination of experience in financial content and subscription businesses, as well as digital media M&A, that will be a tremendous asset to the Company as we transform TheStreet into a company with proprietary products that operate with a valuable recurring revenue model.”

Prior to joining USA Today, Mr. Kramer served as president of CBS Digital Media where he brought CBS TV shows to the web, and formed content distribution partnerships with Google, Amazon, Apple iTunes, Yahoo and Verizon. He joined CBS from MarketWatch Inc., (MKTW) where he was Chairman and CEO from when he founded it until its sale to Dow Jones in January 2005. Like TheStreet, CBS MarketWatch combined award-winning financial journalism and consumer products with a substantial business-to-business data and information business that comprised half of MarketWatch’s revenue.

Mr. Kramer joined Data Broadcasting Corp. as Vice President in 1994, following its acquisition of DataSport Inc, a subscription business which he founded in 1991.  Prior to founding DataSport, Kramer spent more than 20 years in journalism as a reporter and editor for such publications as the San Francisco Examiner and the Washington Post.  Mr. Kramer has served as an Independent Director for the public company boards of Discovery Communications Inc. (DISC) and Answers Corp  (ANSW), and on the private company boards of Freedom Communications, Inc., BlackArrow, Inc., American Media, Inc., as well as other boards.

“I am excited to join the Board of TheStreet at an important moment in the company's transformation” said Mr. Kramer, “The company’s management team and board are well-positioned to take TheStreet to the next level.  I look forward to leveraging my past experience as a journalist and digital media executive to help the company take advantage of all the new content distribution platforms for both retail and institutional customers.  I have always believed that quality data and news are the key to success and the cornerstone of building successful new products and services.  The company’s unique, actionable content is valuable and has positioned TheStreet, The Deal and BoardEx to expand and grow."

Mr. Kramer holds an MBA from Harvard University and a BS from Syracuse University. He currently sits on the board of directors of Harvard Business School Publishing.  He is a member of the Syracuse University Board of Trustees, as well serving as Chairman of the Advisory Board to the Newhouse School of Communications.  He was a founding board member and former Chairman of The Online Publishers Association. Mr. Kramer is author of C-Scape: Conquer the Forces Changing Business Today, a book about the digital transformation of media and commerce.  (Harper Collins, 2010)

For more information about TheStreet, please visit www.t.st.

About TheStreet, Inc.

TheStreet, Inc. (www.t.st) is the leading independent digital financial media company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide.  The Company's portfolio of business and personal finance brands includes: TheStreet, RealMoney, RealMoney Pro, Stockpickr, Action Alerts PLUS, Options Profits, MainStreet and RateWatch. To learn more, visit www.thestreet.com.  The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control.  To learn more, visit www.thedeal.com.